Exhibit 99.1

Carvana to Webcast 2020 Annual Meeting of Stockholders

PHOENIX—(BUSINESS WIRE)—Carvana Co. (NYSE: CVNA) (the “Company”), a leading e-commerce platform for buying and selling used cars, today announced it will hold its Annual Meeting of Stockholders (the “Annual Meeting”) on Tuesday, April 21, 2020 at 8:00 a.m. Pacific Time. The Annual Meeting, which will be held in a virtual format only, will be webcast, including closed captioning, and can be accessed at: http://www.proxydocs.com/CVNA.

Only stockholders as of the close of business on February 25, 2020 (the “Record Date”), will be permitted to access the Annual Meeting. All stockholders that wish to access the Annual Meeting webcast must pre-register by 2:00 p.m. Pacific Time on Friday, April 17, 2020 by going to http://www.proxydocs.com/CVNA and following the instructions. The pre-registration instructions will require stockholders to enter the control number found on their proxy card, voting instruction form, or notice they previously received.

As described in the proxy materials for the Annual Meeting, you are entitled to vote in the Annual Meeting if you were a stockholder as of the close of business on the Record Date, or hold a legal proxy for the meeting provided by your bank, broker, or nominee. Stockholders can cast votes prior to the Annual Meeting webcast without pre-registering or accessing the webcast via the methods explained on page 2 of the Company’s proxy materials under “Q: How do I cast my vote?”. Only stockholders that have pre-registered for the webcast will be permitted to attend and vote during the Annual Meeting. To vote in the Annual Meeting webcast, you must enter the control number found on your proxy card, voting instruction form, or notice you previously received.

About Carvana (NYSE: CVNA)

Founded in 2012 and based in Phoenix, Carvana’s (NYSE: CVNA) mission is to change the way people buy cars. By removing the traditional dealership infrastructure and replacing it with technology and exceptional customer service, Carvana offers consumers an intuitive and convenient online car buying and financing platform. Carvana.com enables consumers to quickly and easily shop more than 25,000 vehicles, finance, trade-in or sell their current vehicle to Carvana, sign contracts, and schedule as-soon-as-next-day delivery or pickup at one of Carvana’s patented, automated Car Vending Machines.

For further information on Carvana, please visit www.carvana.com, or connect with us on Facebook, Instagram or Twitter.

Contacts
Investor Relations:
Carvana
Mike Levin
investors@carvana.com

or

Media Contact:
Carvana
Amy O’Hara
press@carvana.com